Exhibit 99.1

NEWS	Contact: Loren Singletary	(713) 346-7807

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

HOUSTON, TX, February 5, 2018 — National Oilwell Varco, Inc. (NYSE: NOV) today reported a fourth quarter 2017 net loss of $14 million, or $0.04 per share. Revenues for the fourth quarter were $1.97 billion, an increase of seven percent compared to the third quarter and an increase of 16 percent from the fourth quarter of 2016. Operating loss for the fourth quarter was $111 million, or 5.6 percent of sales. Adjusted EBITDA (operating profit excluding depreciation, amortization, and other items) for the fourth quarter was $197 million, or 10.0 percent of sales, an increase of $30 million from the third quarter. Other items were $133 million, pre-tax, and primarily consisted of charges for inventory write-downs, facility closures and severance. Cash flow from operations for the fourth quarter was $321 million.

Revenues for the full year 2017 were $7.30 billion, operating loss was $277 million, and net loss was $237 million, or $0.63 per share. Other items were $190 million, pre-tax, and primarily consisted of charges for inventory write-downs, facility closures and severance. Adjusted EBITDA for the full year was $611 million, or 8.4 percent of sales, and cash flow from operations was $832 million.

“Solid execution and success in our efforts to reposition the Company resulted in a $289 million improvement in Adjusted EBITDA on a $53 million increase in revenue in 2017,” commented Clay Williams, Chairman, President and CEO. “Our team continues to position the Company in the markets that matter most to our customers, by investing in technologies that drive better economics for our clients. As a result our mix has shifted substantially. NOV now generates approximately 65 percent of its revenues from land markets and 44 percent of its revenues from North America.”

“Our diverse global franchise that leverages capabilities across business lines is focused on developing improvements in drilling automation, multi-stage completions, predictive analytics and condition-based maintenance, and deepwater project economics. Advances on these and other initiatives have us well positioned to capitalize on improving industry fundamentals in 2018 and beyond.”

Wellbore Technologies

Wellbore Technologies generated revenues of $715 million in the fourth quarter of 2017, an increase of three percent from the third quarter and an increase of 35 percent from the fourth quarter of 2016. Demand for the segment’s essential products, technologies and services continues to drive growth that outpaced global activity levels during the fourth quarter. Operating loss was $21 million, or 2.9 percent of sales. Adjusted EBITDA was $107 million, or 15.0 percent of sales, an increase of 14 percent sequentially and an increase of $87 million from the prior year. Higher volumes and improved pricing resulted in 59 percent sequential Adjusted EBITDA incrementals (the change in Adjusted EBITDA divided by the change in revenue).

Completion & Production Solutions

Completion & Production Solutions generated revenues of $690 million, an increase of one percent from the third quarter and an increase of 15 percent from the fourth quarter of 2016. Revenues from growing deliveries of pressure pumping equipment and composite pipe, more than offset lower revenues from offshore products. Operating profit was $19 million or 2.8 percent of sales. Adjusted EBITDA was $74 million, or 10.7 percent of sales, a decrease of 24 percent sequentially and an increase of seven percent from the prior year. Higher costs and lower throughput in offshore products and processing equipment adversely impacted EBITDA margins.

Backlog for capital equipment orders for Completion & Production Solutions at December 31, 2017 was $1.07 billion. New orders during the quarter were $501 million, representing a book-to-bill of 125 percent when compared to the $401 million of orders shipped from backlog. The majority of the segment’s business units secured orders in excess of 100 percent book-to-bill. The order book included topside equipment for an FPSO and strong bookings for coiled tubing equipment.

Rig Technologies

Rig Technologies generated revenues of $614 million, an increase of 20 percent from the third quarter and an increase of $1 million from the fourth quarter of 2016. Revenues improved from shipments to customers that deferred deliveries from the third quarter, increased order intake, and a seasonal improvement in service and repair work. Operating loss was $51 million, or 8.3 percent of sales. Adjusted EBITDA was $70 million, or 11.4 percent of sales, an increase of 75 percent sequentially and a decrease of one percent from the prior year. Higher volumes drove the improvement in Adjusted EBITDA.

Backlog for capital equipment orders for Rig Systems at December 31, 2017 was $1.89 billion. New orders during the quarter were $169 million.

Significant Events and Achievements

NOV introduced and booked several orders for its new DSGD-425 drawworks for land applications. The new drawworks simultaneously addresses the market need for greater lifting and hoisting capabilities while reducing footprint and weight compared to traditional units. The low-inertia design and optimized gear ratios enable faster tripping times and enhanced responsiveness, maximizing the benefits from autodrillers and NOVOS™ process automation.

NOV’s optimization and automation solutions continued to gain traction in North America and the international market. Five simultaneous automation projects, including a recently deployed integrated automation project with a major operator in Alaska, were run in the fourth quarter using eVolve™ optimization services. The Company also secured its first eVolve closed-loop drilling automation project in the Middle East and was awarded another automation contract with an independent operator in North America, with both projects scheduled to begin in mid-2018.

NOV sold two strings, a total of 50,000 feet, of IntelliServ™ wired drill pipe to a major North American land drilling contractor. This marks the first sale of IntelliServ pipe to a land drilling contractor and reflects the growing demand from leading operators for the benefits of high-speed wired drill-pipe telemetry and associated optimization and automation services.

NOV signed its first contract for the Seabox™ subsea water treatment system. The contract was signed with a major operator who will deploy the system at an offshore installation in the third quarter of 2018 for an extended test during the 2018/2019 winter season. The Seabox system eliminates the need for expensive, bulky topside equipment by enabling water treatment to be done directly at the seabed and water to be pumped straight into the injection well. This will allow the operator to optimize waterflooding and improve oil recovery. Two successful pilot projects, backed by the Norwegian Research Council and several major oil companies, have demonstrated that the Seabox system reduces water treatment costs versus traditional topsides systems.

NOV advanced its leadership position in shaped cutter technologies, introducing five new innovative geometries for implementation in wide ranges of vertical and directional applications and varying rock strengths. The new ION™ 4D cutter geometry combines point loading to fracture with a ploughing effect to enhance a bit’s ability to shear through formations. An operator drilling in the Williston Basin utilized an 8 3⁄4 -in. Tektonic™ drill bit that was modernized with the new ION 4D geometry concept to complete a 1,974-ft lower vertical section to the kickoff point in 12.3 on-bottom hours, taking ROP from 134.5 ft/hr (the previous record with this design) to 160.9 ft/hr—a 20 percent improvement.

NOV was awarded a significant contract for the supply of several major topside packages for an FPSO redeployment in Malaysia. The project’s scope of work requires an integrated approach to refurbish and construct the packages for the FPSO. While topside packages are often delivered from several suppliers, the key components of this package—including an export gas metering skid, inlet separator module, fuel gas/gas dehydration module, export gas compressor BOP module, triethylene glycol (TEG) regeneration/flash gas compressor module, high-pressure flare knockout drum skid, and interconnecting piping—are being delivered by NOV, with fabrication taking place at NOV’s facility in Batam, Indonesia. The project provides NOV with the opportunity to demonstrate its ability to address the FPSO industry’s most persistent challenges—interface compatibility and time-related cost overruns.

NOV acquired Remacut, a provider of offshore construction solutions, in early November 2017. Remacut was integrated into NOV’s Marine & Construction business unit within the newly formed Rig Technologies operating segment. Combining Remacut with NOV’s industry leading heavy lift solutions and engineering services allows the Company to offer comprehensive solutions for the pipe and cablelay markets.

NOV’s Tuboscope and Rig Technologies businesses collaborated to complete the first comprehensive offshore riser inspection in the Gulf of Mexico. The project utilized the Company’s recently introduced phased-array tool to allow the main riser tube and choke/kill lines to be scanned without having to tear down the riser or bring the joints to shore. Inspecting the riser while still offshore mitigates both the risk and cost of transporting the riser back to shore, increases in-service time, and, using NOV’s proprietary condition-based monitoring technology and cross-business expertise, enables substantial cost savings.

NOV continued to expand its drilling fluids business and gain market share in Argentina, receiving over $30 million in drilling fluids contracts that build on the Company’s earlier success in the region. The additional awards were given by a major operator for projects in Tierra del Fuego and the provinces of Chubut and Santa Cruz.

NOV ran its symmetric propagation wave resistivity (SPR) logging-while-drilling tool for the first time in conjunction with the Tolteq™ iSeries measurement-while-drilling (MWD) tool. The Company developed an interface between the SPR tool and MWD tool that enables real-time data transmission, allowing NOV’s customers to offer directional drilling and logging services in markets where resistivity measurements are typically acquired while drilling, including the Middle East and Russia. Additionally, NOV received its first orders for the Tolteq iSeries NXT top-mount pulser, the first of the modules from the new iSeries NXT platform. The top-mount pulser provides improved data transmission rates and shock and vibration resistance over previous offerings, which is especially important in performance-focused unconventional markets.

NOV successfully delivered an APL submerged SAL™ system with yoke (SSY™), the first of its kind, to a major LNG shipping Company. The SSY, which is designed to permanently moor ships and floating structures that are producing and storing hydrocarbons in shallow waters, allows the vessel to passively weathervane and incorporates pipework, valves, swivel, and a flexible riser to enable natural gas import to the vessel for liquefaction. The FPSO was hooked up on time as the world’s first converted FLNG unit, operating offshore Cameroon.

NOV secured two long-term contracts for condition-based maintenance (CBM) programs with major offshore drilling companies; one for BOPs and one for risers. The CBM programs deliver a commercially favorable total-cost-of-ownership reduction for the customers versus their historical spending on maintenance and repairs, transitioning the customers’ maintenance scheduling from their current calendar-based regime to cost-optimized, condition-based maintenance planning. These CBM agreements increase NOV’s scope of maintenance and provide a consistent revenue stream while allowing the Company to increase the customers’ in-service time, decrease inspection costs, and help ensure components are only replaced when necessary.

Other Corporate Items

As of December 31, 2017, the Company had $1.44 billion in cash and cash equivalents and total debt of $2.71 billion. NOV had $3.0 billion available on its revolving credit facility as of December 31, 2017. The unsecured credit facility matures in June of 2022 and is subject to one primary covenant, a maximum debt-to-capitalization ratio of 60 percent. As of December 31, 2017, NOV had a debt-to-capitalization ratio of 16.1 percent.

Fourth Quarter and Full Year Earnings Conference Call

NOV will hold a conference call to discuss its fourth quarter and full year 2017 results on February 6, 2018 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

National Oilwell Varco (NYSE: NOV) is a leading provider of technology, equipment, and services to the global oil and gas industry. NOV has been pioneering innovations that improve the cost-effectiveness, efficiency, safety, and environmental impact of oil and gas operations since 1862. The depth and breadth of NOV’s offerings support customers’ full-field, drilling, completion, and production needs. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

CONTACT: National Oilwell Varco, Inc.

Loren Singletary (713) 346-7807

Loren.Singletary@nov.com

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
Revenue:
Wellbore Technologies	$715	$531	$693	$2,577	$2,199
Completion & Production Solutions	690	602	682	2,672	2,241
Rig Technologies	614	613	510	2,252	3,110
Eliminations	(50)	(54)	(50)	(197)	(299)

Total revenue	1,969	1,692	1,835	7,304	7,251
Gross profit (loss)	167	(459)	285	892	(101)
Gross profit (loss) %	8.5%	(27.1)%	15.5%	12.2%	(1.4)%

Selling, general, and administrative	278	307	292	1,169	1,338
Goodwill impairment	—	—	—	—	972

Operating loss	(111)	(766)	(7)	(277)	(2,411)
Interest and financial costs	(25)	(25)	(26)	(102)	(105)
Interest income	6	4	11	25	15
Equity loss in unconsolidated affiliates	(1)	(2)	(2)	(5)	(21)
Other income (expense), net	(14)	(16)	(6)	(33)	(101)

Loss before income taxes	(145)	(805)	(30)	(392)	(2,623)
Provision for income taxes	(130)	(88)	(3)	(156)	(207)

Net loss	(15)	(717)	(27)	(236)	(2,416)
Net income (loss) attributable to noncontrolling interests	(1)	(3)	(1)	1	(4)

Net loss attributable to Company	$(14)	$(714)	$(26)	$(237)	$(2,412)

Per share data:
Basic	$(0.04)	$(1.90)	$(0.07)	$(0.63)	$(6.41)

Diluted	$(0.04)	$(1.90)	$(0.07)	$(0.63)	$(6.41)

Weighted average shares outstanding:
Basic	377	376	377	377	376

Diluted	377	376	377	377	376

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,437	$1,408
Receivables, net	2,015	2,083
Inventories, net	3,003	3,325
Costs in excess of billings	495	665
Other current assets	267	395

Total current assets	7,217	7,876

Property, plant and equipment, net	3,002	3,150
Goodwill and intangibles, net	9,528	9,597
Other assets	459	517

Total assets	$20,206	$21,140

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$510	$414
Accrued liabilities	1,478	1,568
Billings in excess of costs	279	440
Current portion of long-term debt and short term borrowings	6	506
Accrued income taxes	81	119

Total current liabilities	2,354	3,047

Long-term debt	2,706	2,708
Other liabilities	986	1,382

Total liabilities	6,046	7,137

Total stockholders’ equity	14,160	14,003

Total liabilities and stockholders’ equity	$20,206	$21,140

NATIONAL OILWELL VARCO, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

The Company discloses Adjusted EBITDA (defined as Operating Profit excluding Depreciation, Amortization and Other Items) in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. The Company uses Adjusted EBITDA internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other items in 2017 consisted primarily of restructure charges for inventory write-downs, facility closures and severance payments. Other items in 2016 consisted primarily of goodwill impairment expense and restructure charges for inventory write-downs, facility closures and severance payments.

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2017	2016	2017	2017	2016
Operating profit (loss):
Wellbore Technologies	$(21)	$(439)	$—	$(102)	$(770)
Completion & Production Solutions	19	(134)	44	98	(266)
Rig Technologies	(51)	(121)	18	(14)	(1,033)
Eliminations and corporate costs	(58)	(72)	(69)	(259)	(342)

Total operating profit (loss)	$(111)	$(766)	$(7)	$(277)	$(2,411)

Other items:
Wellbore Technologies	$32	$364	$—	$28	$476
Completion & Production Solutions	1	151	—	33	274
Rig Technologies	100	170	—	129	1,255
Eliminations and corporate costs	—	9	—	—	25

Total other items	$133	$694	$—	$190	$2,030

Depreciation & amortization:
Wellbore Technologies	$96	$95	$94	$379	$384
Completion & Production Solutions	54	52	53	215	209
Rig Technologies	21	22	22	88	94
Eliminations and corporate costs	4	5	5	16	16

Total depreciation & amortization	$175	$174	$174	$698	$703

Adjusted EBITDA:
Wellbore Technologies	$107	$20	$94	$305	$90
Completion & Production Solutions	74	69	97	346	217
Rig Technologies	70	71	40	203	316
Eliminations and corporate costs	(54)	(58)	(64)	(243)	(301)

Total Adjusted EBITDA	$197	$102	$167	$611	$322

Reconciliation of Adjusted EBITDA:
GAAP net loss attributable to Company	$(14)	$(714)	$(26)	$(237)	$(2,412)
Noncontrolling interest	(1)	(3)	(1)	1	(4)
Provision for income taxes	(130)	(88)	(3)	(156)	(207)
Interest expense	25	25	26	102	105
Interest income	(6)	(4)	(11)	(25)	(15)
Equity loss in unconsolidated affiliates	1	2	2	5	21
Other (income) expense, net	14	16	6	33	101
Depreciation & amortization	175	174	174	698	703
Other items	133	694	—	190	2,030

Total Adjusted EBITDA	$197	$102	$167	$611	$322